Exhibit 10.7



	This SECOND AMENDED AND RESTATED AGREEMENT effective as of the 1st day of May 1998, by and between Lone Star Industries, Inc., a corporation organized under the laws of the State of Delaware with its principal office at 300 First Stamford Place, Stamford, Connecticut 06912 and it successors and assigns (the "Corporation"), and William M. Troutman (the "Executive") residing at 8751 Jaffa Court, East Drive, Apartment 31, Indianapolis, Indiana 46260 (the "Agreement").

W I T N E S S E T H

	WHEREAS, the Executive is President and Chief Executive
Officer of the Corporation; and

	WHEREAS, the Corporation and the Executive have entered into a Second Amended and Restated Employment Agreement, of even date herewith (the "Employment Agreement"); and

	WHEREAS, the Corporation and the Executive are parties to an Amended and Restated Agreement, effective as of the 20th day of November, 1996 (the "Superseded Supplemental Agreement"), which provides for certain supplemental retirement benefits for the Executive and his spouse, and the Corporation and the Executive wish to amend and restate the Superseded Supplemental Agreement as provided for herein.

	NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants hereby made, the mutual benefits to be received from this Agreement, the execution and delivery of the Employment Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Superseded Supplemental Agreement as follows:


ARTICLE I

DEFINITIONS


1.1	"Annual Retirement Benefit" shall mean an annual amount to
be paid to the Executive by the Corporation under Article II hereof equal to the greater of (i) 50% of the sum of Salary and Bonus or (ii) $350,000. The Annual Retirement Benefit shall be reduced in certain instances as provided in Section 2.2 if the Termination Date occurs prior to the Executive's attainment of age 62. The Annual Retirement Benefit shall be reduced for any year by the amounts paid to the Executive or Spouse from the Plan for such year. The Annual Retirement Benefit shall be paid from certain annuities, and adjusted as a result of certain tax considerations, to the extent provided in Section 2.5.

	1.2	"Annuity" shall mean National Home Life Assurance
Company Policy Number N101058 (August 7, 1989).

	1.3	"Bonus" shall mean the greater of: (i) $300,000 or
(ii) the average annual aggregate of all bonuses earned by the Executive in respect of (a) the last three calendar years ending prior to the Termination Date or (b) if higher, the three successive 12-month periods ending with the month in which the Termination Date occurs.

	1.4	"Board" shall mean the Board of Directors of the
Corporation or its duly authorized committee.

	1.5	"Change in Control" shall have the meaning ascribed
thereto in the Employment Agreement.

	1.6	"Disability" shall mean Executive's inability, because
of physical or mental incapacity, to perform in a competent manner executive duties of a nature equivalent to the duties the Executive currently performs for a period of ninety (90) days.

	1.7	"Discontinuation Date" shall mean the date of the
later to occur of: (i) the death of the Executive; or (ii) the death of the Spouse.

	1.8	"Plan" shall mean the Lone Star Industries, Inc.
Salaried Employees Pension Plan.

	1.9	"Qualified Dependents" shall mean the Executive's:
(i) spouse, if not divorced or legally separated from the Executive, (ii) children under the age of (A) 19 or (B) 23 if a full-time student, unmarried, and not employed on a regular and full-time basis, and dependent on the Executive for support; provided however, if due proof is received within 31 days of the day the Qualified Dependent has reached his maximum age that he is incapable of self-sustaining employment by reason of mental retardation or physical handicap, the child shall continue to be deemed a dependant after such birthday, for purposes of only accident and health coverage; and (iii) legally adopted children, or children living in a parent-child relationship and primarily dependent on the Executive.
	1.10	"Salary" shall mean the greater of:  (i) the
Executive's annual base salary in effect immediately prior to the Termination Date or (ii) $400,000.

	1.11	"Spouse" shall mean the Executive's legal spouse on
the Termination Date.

	1.12	"Termination Date" shall mean the date the Executive
ceases to be an employee of the Corporation for any reason whatsoever including, without limitation, by reason of a Change in Control, death, Disability or for actual or alleged "Cause", whether as defined in the Employment Agreement or under applicable law; provided however, in the event that the Executive's termination of employment results in his receiving severance pay under Sections 3(b) or 6 of the Employment
Agreement, the Termination Date for purposes hereof shall occur on the last day of the last month in respect of which such severance is actually paid to the Executive.

ARTICLE II

	2.1	Payment of Benefits.  The Corporation shall pay to the
Executive (or his Spouse, as the case may be) the Annual
Retirement Benefit each year commencing on the Termination Date and continuing until the Discontinuation Date. The Annual
Retirement Benefit shall be paid in equal monthly installments in advance. Upon the Discontinuation Date (i) no refund for any partial month shall be required to be paid by the Executive's or Spouse's estate, as the case may be, and (ii) thereafter, no additional monthly installments of the Annual Retirement Benefit in respect of the year during which the Discontinuation Date occurs shall be paid. The Annual Retirement Benefit shall be paid irrespective of the reason for the Termination Date, whether it be by reason of a Change in Control, death, Disability, actual or alleged "Cause", whether as defined in the Employment Agreement or under applicable law or any other reason.

	2.2	Reduction of Benefits Payable in Certain Instances if
Termination Date Occurs prior to Executive's Attainment of Age
62. The Annual Retirement Benefit shall be reduced by one twelfth (1/12) of 5% for each complete month by which the Termination Date precedes the Executive's attainment of age 62; provided, however, no such reduction shall occur (i) if the Termination Date results from the Executive's Disability or (ii) at any time after a Change in Control or (iii) if the Termination Date occurs on or after the Executive's 62nd birthday. As an illustration of the foregoing, if the Termination Date were to occur on December 31, 1998, other than as a result of the Executive's Disability or after a Change in Control (in either of which case no reduction would occur), the Annual Retirement Benefit would be reduced by 18.33% (e.g., 1/12 x 0.05 x 44 complete months prior to the Executive's 62nd birthday).

	2.3	Benefits to Spouse.  There shall be no reduction in
the Annual Retirement Benefit payable under this Agreement due to the age of the Spouse. All payments under this Agreement shall be made to the Executive until his death, and then to the Spouse for her life if she survives the Executive.

	2.4	Purchase of Annuity.  The Corporation agrees to
purchase within thirty days after the date on which the Executive ceases to be an employee (which date will not be deferred even if the Termination Date is to be deferred thereafter as a result of the proviso to Section 1.12), an annuity from a reputable provider of annuities rated at least "AA" by Standard & Poors for the Executive and the Spouse which provides, together with annual amounts paid to the Executive or Spouse from the Plan and Annuity, for an annual retirement benefit to Executive and his Spouse equal to the Annual Retirement Benefit called for by this Agreement. Within 30 days after the purchase of such annuity, the Corporation shall pay the Executive an amount equal to the federal and applicable state and local income taxes and FICA taxes which shall be payable by the Executive upon receipt of the annuity, said amount to be grossed up to reflect the additional taxes payable due to the receipt of such payment.

	2.5	Payments from Annuities; Tax Matters.

	(a)	To the extent practicable, the Annual Retirement
Benefit shall be paid from the Annuity and from the annuity purchased under Section 2.4 above, and the Annual Retirement Benefit paid from these annuities shall be adjusted so that the after-tax retirement benefits provided by the annuities are equal to the after-tax retirement benefits the Executive would have received from the Corporation had the Plan paid the Annual Retirement Benefit directly rather than through the annuities.

(b)	On or before the January 31 following the first calendar
year or partial calendar year ending after the Termination Date, the Company shall cause its independent certified public accountants to provide a signed statement to the Executive or to the Spouse, as the case may be, setting forth a reasonably detailed calculation of the annual amount to be paid to the Executive or the Spouse from the Annuity and the annuity purchased as provided in Section 2.4 which calculation shall set forth the amounts of such annuities that are subject to federal and applicable state and local income tax.


	ARTICLE III

HEALTH AND MEDICAL BENEFITS

	From the date hereof until the Discontinuation Date, the Corporation agrees to provide the Executive with life insurance and the Executive and Qualified Dependents with medical insurance at no cost to the Executive and Qualified Dependents at least equal to the life and medical insurance provided to senior elected officers of the Corporation; provided, however, upon the earlier to occur of the Executive's attainment of age 65 or the Executive's application for a pension benefit under the Plan, the medical benefits provided to the Executive and Qualified Dependents shall be at least equal to the medical benefits described in the Executive Medical and Life Insurance Plan - William Troutman and Qualified Dependents, effective March 1, 1996 (the "SPD"), a copy of which is attached hereto and the terms of which are incorporated by reference herein.

	The Corporation agrees to use its best efforts to provide the benefits listed on the SPD to the Executive and his spouse in a manner that will not result in any income inclusion under federal, state or local tax law. To the extent any such income inclusion results to either the Executive or his spouse, the Executive and his spouse (as the case may be) shall receive an annual payment from the Corporation to fully pay for the federal, state or local tax on such income inclusion (a "Gross-up Payment") as well as any income inclusion from the Gross-up Payment based on the highest marginal tax rate on the payment, so that neither the Executive nor his Spouse have any federal, state or local tax liability as a result of participation in the Executive Medical Plan described in the SPD. For each year, such payment shall be made no later than January 31st of the following year.

	This section shall survive any termination of this Agreement.

ARTICLE IV


	4.1	Dispute Resolution

		(a)	Any dispute relating to this Agreement arising
between the Executive (and/or the Spouse) and the Corporation
(or any successor or assign) shall be settled by arbitration in accordance with the commercial arbitration rules of the American
Arbitration Association ("AAA"). The arbitration proceeding, including the rendering of an award, shall take place in Indianapolis, Indiana (or such other location mutually agreed upon by the Corporation and the Executive (and/or the Spouse)) and shall be administered by the AAA.

		(b)	The arbitral tribunal shall be appointed within
30 days of the notice of dispute, and shall consist of three arbitrators, one of which shall be appointed by the Company, one by the Executive, and the third by both the Company and the Executive (and/or the Spouse) jointly; provided, however, that if the Company and the Executive (and/or the Spouse) do not select the third arbitrator within such 30-day period, such third arbitrator shall be chosen by the AAA as soon as practicable following notice to the AAA by the parties of their inability to choose such third arbitrator.

		(c)	Decisions of such arbitral tribunal shall be in
accordance with the laws of the State of Connecticut (excluding the conflicts of law rules which require the application of any other law). The award of any such arbitral tribunal shall be final (except as otherwise provided by the laws of the State of Connecticut and the Federal laws of the United States, to the extent applicable). Judgment upon such award may be entered by the prevailing party in any state or Federal court sitting in Connecticut or any other court having jurisdiction thereof, or application may be made by such party to any such court for judicial acceptance of such award and an order of enforcement.

		(d)	The Corporation shall reimburse the Executive and
Spouse for all costs, including reasonable attorney's fees, in connection with any arbitration hereunder in which the Executive
(and/or the Spouse) is the prevailing party.


ARTICLE V

MISCELLANEOUS


	5.1	Unfunded Plan.  This Agreement is unfunded and shall
at all times remain unfunded until required pursuant to Section
2.6. The obligations of the Corporation with respect to the benefits payable hereunder shall be paid out of the Corporation's general assets and shall not be secured. At its discretion, the Corporation may establish one or more trusts, with such trustees as the Board may appoint, for the purpose of providing payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Corporation's creditors. To the extent any benefits provided under the Agreement are actually paid from any such trust, the Corporation shall have no further obligation with regard thereto, but to the extent not so paid, such benefit shall remain the obligation of, and shall be paid by the Corporation. To the extent that any person acquires a right to receive payments from the Corporation under this agreement, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

	5.2	No Effect on Employment.	Nothing contained herein
shall be construed as adversely affecting, in any manner, the terms and conditions of the Executive's employment including, without limitation, the terms and conditions of the Employment
Agreement; provided however, in the event there are any conflicts between this Agreement and the Employment Agreement regarding supplemental retirement benefits and life and medical insurance, the terms of this Agreement shall prevail. In furtherance and not in limitation of the proviso to the immediately preceding sentence, the Annual Retirement Benefit provided for herein is not, and shall not be deemed to be, severance pay for purposes of Sections 3(b), 3(c) or 6 of the Employment Agreement.

	5.3	Payments Not Compensation.  Any compensation payable
under this Agreement shall not be deemed salary or compensation to the Executive for the purposes of computing benefits to which he may be entitled under any pension plan or other arrangement of the Corporation for the benefit of its employees.

	5.4	No Reduction in Plan Benefits.  Nothing in this
Agreement shall reduce the benefits to which the Executive and the Spouse are entitled under the Plan.

	5.5	Invalidity.  In case any provision of this Agreement
shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision never existed.

	5.6	Withholding of Taxes.  The Corporation shall have the
right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Agreement.

	5.7	Binding Affect.  This Agreement shall be binding upon
and inure to the benefit of the Corporation, including any purchaser of all or substantially all of the assets of the Corporation and the surviving entity of any merger or consolidation to which the Corporation is a party and the Executive and his heirs, executors, administrators and legal representatives.

	5.8	No Assignment.  Except as provided herein, the
benefits payable under this Agreement shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized.

	5.9	Governing Law.  This Agreement shall be construed in
accordance with and governed by the laws of the State of Connecticut.

	IN WITNESS WHEREOF, the Corporation has caused this
Agreement to be executed by its duly authorized officers and the
Executive has hereunto set his hand as of the date first above written.
						__________________________
						William M. Troutman
						Executive


						LONE STAR INDUSTRIES, INC.


						By:	___________________________
							David W. Wallace
Lone Star Industries, Inc.
							Chairman of the Board


								- and -


						By:	___________________________
							Jack R. Wentworth
Chairman of the
							Compensation and Stock
							Option Committee